Exhibit 99.1

Jounce Therapeutics Reports Second Quarter 2017 Financial Results

- Presented Phase 1 data from ICONIC study of JTX-2011 at the 2017 American Society of Clinical Oncology (ASCO) Annual Meeting -

- Initiated Phase 2 portion of ICONIC study evaluating JTX-2011 in advanced solid tumors in both monotherapy and combination settings -

- Company to host conference call and webcast today at 8:00 AM ET -

CAMBRIDGE, Mass., August 9, 2017 - Jounce Therapeutics, Inc. (NASDAQ: JNCE), a clinical stage company focused on the discovery and development of novel cancer immunotherapies coupled with predictive biomarkers for patient enrichment, today reported financial results and provided a corporate update for the second quarter ended June 30, 2017.

“The second quarter was marked by significant progress as we reported our first set of clinical data from the Phase 1 arms of our ICONIC study, showing JTX-2011 to be well-tolerated in both the monotherapy setting and in combination with nivolumab. I am pleased to announce today that the combination portion of our Phase 2 study is now underway. Both monotherapy and combination will evaluate preliminary efficacy in patient populations enriched for ICOS-positive immune cells in at least six solid tumor types,” said Richard Murray, Ph.D., chief executive officer of Jounce Therapeutics. “With our Celgene collaboration, which just marked its one year anniversary, and a commitment to our Translational Science Platform, we are poised to continue to progress our pipeline in cancer immunotherapy.”

Clinical Highlights:
Presented Phase 1 data from ICONIC study at the 2017 American Society of Clinical Oncology (ASCO) Annual Meeting:

•
In June 2017, Jounce presented the Phase 1 portion of the Phase 1/2 ICONIC (ICOS AgONist Antibody for Immunotherapy in Cancer Patients) dose-escalation study to assess safety and tolerability of JTX-2011 and to determine the recommended Phase 2 dose (RP2D) of JTX-2011 as a monotherapy and in combination with nivolumab.

•
The preliminary data showed JTX-2011 to be well-tolerated at doses up to 0.3 mg/kg as a monotherapy and in combination with nivolumab in patients with advanced solid tumors. Immune-related dose limiting toxicities were identified at the highest dose tested of 1 mg/kg in monotherapy.

•	The Phase 2 dose was established for monotherapy based on the safety profile and pre-specified PK/PD criteria.
Initiated the biomarker-driven Phase 2 portion of the ICONIC study in at least six solid tumor types:

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In April 2017, the Phase 2 Part C monotherapy portion of the ICONIC study of JTX-2011 was initiated and enrollment is ongoing. The monotherapy portion of the study evaluates JTX-2011 in at least three tumor-specific cohorts, including head and neck squamous cell cancer (HNSCC), non-small cell lung cancer (NSCLC) and non-indication specific solid tumors.

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In July 2017, after determining the recommended Phase 2 dose of JTX-2011 in combination with a fixed dose of nivolumab, enrollment began in the Phase 2 Part D combination study and enrollment is ongoing. The combination portion evaluates JTX-2011 plus nivolumab in at least six tumor types, including HNSCC, NSCLC, triple negative breast cancer, melanoma, gastric cancer and additional tumor types based on emerging science.

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Each of the Phase 2 tumor types was selected using Jounce’s Translational Science Platform based on high relative prevalence of ICOS-expressing infiltrating immune cells, the target of JTX-2011. In addition to the choice of tumor types, we are further enriching at the individual patient level to ensure that at least 50 percent of each cohort has high ICOS biomarker scores. Based on our preclinical science, these patients may be more likely to respond, and may enable a correlation between biomarker scores and preliminary efficacy.

Updated timing of preliminary efficacy data:

•	Preliminary efficacy evaluation is expected in the first half of 2018.

Corporate Highlights:

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Expanded Corporate Facility: In May 2017, Jounce moved to expanded facilities in Cambridge, Mass. The expansion enables Jounce to advance JTX-2011, our immunotherapy pipeline and continue to build a strong team with a focus on corporate culture.

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Received 2016 NEVY Award for Deal of the Year: In May 2017, Jounce was the recipient of the New England Venture Capital Association’s Deal of the Year Award for its Celgene collaboration entered into in July 2016.

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Added to Loncar Cancer Immunotherapy Index: In June 2017, Jounce was added to the Loncar Cancer Immunotherapy Index as a result of the semi-annual rebalance and reconstitution of the index holdings, which includes a group of 30 companies developing cancer immunotherapy.

Second Quarter 2017 Financial Results:

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Cash Position: As of June 30, 2017, cash, cash equivalents and investments were $309.9 million, compared to $257.4 million as of December 31, 2016. This increase was primarily due to the $106.4 million in net proceeds from the initial public offering (IPO), offset by operating costs during the year.

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Collaboration Revenue: Collaboration revenues were $20.3 million for the second quarter of 2017. Jounce did not record any collaboration revenue during the same period in 2016. The increase in revenue was due to the Company’s global strategic collaboration with Celgene, which it entered into in July 2016. Collaboration revenue in the second quarter of 2017 reflected the amortization of the upfront payment of $225.0 million received from Celgene in 2016.

•
R&D Expenses: Research and development expenses were $17.2 million for the second quarter of 2017, compared to $6.5 million for the same period in 2016. The increase in R&D expenses was primarily due to $3.7 million in increased clinical costs related to the Phase 1/2 ICONIC study of JTX-2011, $3.0 million in increased external research and development costs, primarily attributable to the manufacture of pre-commercial clinical trial materials and related activities for JTX-2011, $1.8 million in increased employee compensation costs related to increased headcount and $1.2 million of increased facilities costs.

•	G&A Expenses: General and administrative expenses were $6.1 million for the second quarter of 2017, compared to $5.9 million for the same period in 2016. The increase in G&A expenses was primarily due to $0.7 million in increased employee compensation costs related to increased headcount as well as increased recruiting costs, $1.2 million in increased facilities costs and $1.0 million in increased other costs attributable to operating as a public company as well as increased headcount. These increases were offset by $2.0 million of legal and accounting costs written off in the second quarter of 2016 as a result of the postponement of the IPO. The IPO was originally postponed for a period significantly in excess of 90 days, and as a result, the previously-capitalized costs were written off to general and administrative expenses.

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Net Loss: Net loss was $3.4 million for the second quarter of 2017, or a basic and diluted net loss per share attributable to common shareholders of $0.11, as compared to a net loss of $12.3 million for the same period in 2016, or a basic and diluted net loss per share attributable to common stockholders of $7.23. The decrease in net loss per share attributable to common shareholders is primarily due to the completion of the IPO in February 2017, which resulted in the sale of 7,319,750 shares of common stock and the automatic conversion of 22,283,690 shares of convertible preferred stock into shares of common stock.

Financial Guidance:
Jounce reiterates the financial guidance previously provided for the full year 2017. Based on its current operating plan, Jounce expects to use approximately $100.0 to $120.0 million in cash for the full year 2017, including the projected expense of operating activities, build out and capital costs associated with the relocation of its lab and office space within Cambridge, Mass. and payment of federal and state income taxes related to the receipt of the Celgene upfront payment of $225.0 million in 2016.

Jounce expects collaboration revenue for the full year 2017 of approximately $80.0 million, representing the amortization of the Celgene upfront payment of $225.0 million received in 2016.

Conference Call and Webcast Information:
Jounce Therapeutics will host a live conference call and webcast today at 8:00 a.m. ET. To access the conference call, please dial (833) 584-0037 (domestic) or (409) 350-3605 (international) and refer to conference ID 61078435. The live webcast can be accessed under "Events & Presentations" in the Investors and Media section of the company's website at www.jouncetx.com. The webcast will be archived and made available for replay on the company’s website approximately two hours after the call and will be available for 30 days.

Cautionary Note Regarding Forward-Looking Statements:
Various statements in this release concerning Jounce’s future expectations, plans and prospects, including without limitation, Jounce’s expectations regarding the timing, progress and results of preclinical studies and clinical trials for Jounce’s product candidates and any future product candidates; the timing, scope or likelihood of regulatory filings and approvals; and Jounce’s ability to identify new targets for additional product candidates, to develop future product candidates and combination therapies, and to successfully commercialize and market products may constitute forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995 and other federal securities laws and are subject to substantial risks, uncertainties and assumptions. You should not place reliance on these forward looking statements, which often include words such as “anticipate,” “estimate,” “expect,” “intend,” “may,” “on track,” “plan,” “predict,” “target,” “potential” or similar terms, variations of such terms or the negative of those terms. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, the Company cannot guarantee such outcomes. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including, without limitation, Jounce’s ability to successfully demonstrate the efficacy and safety of its product candidates and future product candidates, the pre-clinical and clinical results for its product candidates, which may not support further development and marketing approval, the potential advantages of Jounce’s product candidates, the development plans of its product candidates, actions of regulatory agencies, which may affect the initiation, timing and progress of pre-clinical studies and clinical trials of its product candidates, Jounce’s anticipated milestones, Jounce’s ability to obtain, maintain and protect its intellectual property, Jounce’s ability to enforce its patents against infringers and defend its patent portfolio against challenges from third parties, the timing, cost or other aspects of a potential commercial launch of Jounce’s product candidates and potential future sales of our current product candidates or any other potential products if any are approved for marketing, competition from others developing products for similar uses, Jounce’s ability to manage operating expenses, Jounce’s ability to maintain its collaboration with Celgene and establish or maintain future collaborations, Jounce’s dependence on third parties for development, manufacture, marketing, sales and distribution of product candidates, the outcome of litigation, and unexpected expenditures, as well as those risks more fully discussed in the section entitled “Risk Factors” in Jounce’s most recent Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission as well as discussions of potential risks, uncertainties, and other important factors in Jounce’s subsequent filings with the Securities and Exchange Commission. All such statements speak only as of the date made, and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

About Jounce Therapeutics
Jounce Therapeutics, Inc. is a clinical stage immunotherapy company dedicated to transforming the treatment of cancer by developing therapies that enable the immune system to attack tumors and provide long‑lasting benefits to patients. Through the use of its Translational Science Platform, Jounce first focuses on specific cell types within tumors to prioritize targets, and then identifies related biomarkers designed to match the right therapy to the right patient. Jounce’s lead product candidate, JTX-2011, is a monoclonal antibody that binds to and activates ICOS and is currently in a Phase 2 trial. For more information, please visit www.jouncetx.com/.

Jounce Therapeutics, Inc.
Condensed Consolidated Statements of Operations (unaudited)
(amounts in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Revenue:
Collaboration revenue—related party	$20,289	$—	$40,578	$—
Operating expenses:
Research and development	17,188	6,490	32,147	14,745
General and administrative	6,129	5,872	11,706	8,518
Total operating expenses	23,317	12,362	43,853	23,263
Operating loss	(3,028)	(12,362)	(3,275)	(23,263)
Other income, net:
Other income, net	752	13	1,384	24
Total other income, net	752	13	1,384	24
Loss before provision for income taxes	(2,276)	(12,349)	(1,891)	(23,239)
Provision for income taxes	1,104	—	1,104	—
Net loss	$(3,380)	$(12,349)	$(2,995)	$(23,239)

Reconciliation of net loss to net loss attributable to common stockholders:
Net loss	$(3,380)	$(12,349)	$(2,995)	$(23,239)
Accrued dividends on Series A convertible preferred stock	—	(935)	(268)	(1,870)
Accrued dividends on Series B convertible preferred stock	—	(1,109)	(318)	(2,218)
Accrued dividends on Series B-1 convertible preferred stock	—	—	(208)	—
Net loss attributable to common stockholders	$(3,380)	$(14,393)	$(3,789)	$(27,327)
Net loss per share attributable to common stockholders, basic and diluted	$(0.11)	$(7.23)	$(0.14)	$(14.05)
Weighted-average common shares outstanding, basic and diluted	32,144	1,991	27,867	1,945

Jounce Therapeutics, Inc.
Selected Condensed Consolidated Balance Sheet Data (unaudited)
(amounts in thousands)

	June 30,	December 31,
	2017	2016
Cash, cash equivalents and investments	$309,889	$257,374
Working capital	$200,456	$61,114
Total assets	$336,444	$271,312
Total deferred revenue—related party	$147,225	$187,804
Convertible preferred stock	$—	$139,038
Total stockholders’ equity (deficit)	$175,508	$(69,088)

Media Contact:
Katie Engleman
Pure Communications, Inc.
(919) 333-7722
katie@purecommunicationsinc.com

Investor Contact:
Beth DelGiacco
Stern Investor Relations, Inc.
(212) 362-1200
beth@sternir.com